                                                              EXHIBIT 99.B9(b)
                         SHAREHOLDER SERVICING PLAN

                              MASTERWORKS FUNDS

      Section 1. Each of the proper officers of MasterWorks Funds Inc. (formerly Stagecoach Inc.) (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements ("Agreements"), duly approved by the Company's Board of Directors, with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Shares ("Servicing Agents") in the Company's fund's listed on Schedule I (each a "Fund", collectively the "Funds"). Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own Shares of a Fund in consideration of a fee, computed monthly in the manner set forth in the Fund's then current prospectus, at annual rates as set forth in Schedule I. The Company's distributor, administrator and adviser and their respective affiliates are eligible to become Servicing Agents and to receive fees under this Servicing Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Servicing Plan shall be borne entirely by the holders of the Shares of the Fund.

      Section 2. The Company's administrator shall monitor the arrangements pertaining to the Company's Agreements with Servicing Agents. The Company's administrator shall not, however, be obligated by this Servicing Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

      Section 3. So long as this Servicing Plan is in effect, the Company's administrator shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Servicing Plan and the purposes for which such expenditures were made.

      Section 4. Unless sooner terminated, this Servicing Plan (and each related agreement) shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by a majority of the Board of Directors, including
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a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, of the Company and have no direct or indirect financial interest in the operation of this Servicing Plan or in any Agreement related to this Servicing Plan (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on such approval.

      Section 5. This Servicing Plan may be amended at any time with respect to the Funds by the Company's Board of Directors, provided that any material amendment of the terms of this Servicing Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

      Section 6. This Servicing Plan is terminable at any time with respect to the Funds by vote of a majority of the Disinterested Directors.

      Section 7. While this Servicing Plan is in effect, the selection and nomination of the Disinterested Directors shall be committed to the discretion of such Disinterested Directors.

      Section 8. Notwithstanding anything herein to the contrary, the Funds shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 28 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      Section 9. The Company will preserve copies of this Servicing Plan, Agreements, and any written reports regarding this Servicing Plan presented to the Board of Directors for a period of not less than six years.

Dated:  February 1, 1994

                                 SCHEDULE 1
                                LIST OF FUNDS

      FUNDS                                                          FEES

Growth Fund ...................................................     .10%
Growth Stock Fund .............................................     .10%
Short-Intermediate Term Fund ..................................     .10%
Asset Allocation Fund .........................................     .20%
U.S. Treasury Allocation Fund .................................     .20%
Bond Index Fund ...............................................     .07%
S&P 500 Stock Fund ............................................     .07%
Money Market Fund .............................................     .10%

Dated:  February 1, 1994

As Amended:  October 29, 1997 to include the Money Market Fund.

                   FORM OF SHAREHOLDER SERVICING AGREEMENT



MasterWorks Funds Inc.
111 Center Street
Little Rock, Arkansas 72201

Gentlemen:

       We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of certain services to shareholders of each series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), of MasterWorks Funds Inc. (the "Company"). The terms and conditions of this Agreement are as follows:

       1. We agree to provide certain services to the shareholders of each Fund which services may include providing personal services relating to shareholder accounts, such as answering shareholder inquiries regarding the Fund and providing reports and other information, and providing services related to the maintenance of shareholder accounts.

       2. We will act solely as agent for, upon the order of, and for the account of, the shareholders for whom we are providing the services described herein.

       3. We will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in our business, or any personnel employed by us) as may be reasonably necessary or beneficial in order to provide such services contemplated hereunder.

       4. We will not nor will any of our officers, employees or agents make any representations concerning the Company or the Funds except those contained in the Funds' then-current prospectus and statement of additional information, copies of which will be supplied to us by the Company, or in such supplemental literature or advertising as may be authorized by the Company in writing.

       5. For all purposes of this Agreement, we will be deemed to be an independent contractor, and will have no authority to act as agent for the Company in any manner or in any respect. We agree and do release, indemnify and hold the Company harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by us or our officers, employees or agents regarding our responsibilities hereunder for the purchase, redemption, transfer, or registration of Fund shares by or on behalf of the holders of such shares. We and our employees, upon request, will be available during normal business hours to consult with the Company or its designees concerning the performance of our responsibilities under this Agreement.

       6. In consideration of the services and facilities provided by us hereunder, the Company agrees to pay us and we will accept as full payment therefor, a fee at the annual rate set forth opposite each Fund's name on
Schedule 1 hereto, based on the average daily net asset value of the outstanding Fund shares as to which we provide the services described herein, which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of such outstanding shares will be computed in the manner specified in the Company's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the relevant Funds for purposes of purchases and redemptions. The Company, in its discretion and without notice, may suspend or withdraw the sale of Fund shares.

       7. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Agreement will provide to the Company's Board, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, we will furnish the Company or its designees with such information as a Fund or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision of the services described herein), and will otherwise cooperate with the Company or its designees (including, without limitation, any auditors designated by the Company), in connection with the preparation of reports to the Company's Board concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law. We will promptly report to the Company any potential or existing conflicts with respect to the investments of our customers in the Funds.

       8. The Company may enter into some similar Shareholder Servicing Agreements with any other person or persons without our consent.

       9. We represent, warrant and agree that: (i) in no event will any of the services provided by us hereunder be primarily intended to result in the sale of any shares issued by the Company; (ii) the compensation payable to us hereunder, together with any other compensation payable to us by our clients in connection with the investment of their assets in Fund shares, will be disclosed by us to our clients, will be authorized by our clients and will not result in an excessive or unreasonable fee to us; and (iii) we will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law.

       10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Company or its designee and accepted and agreed to. Unless sooner terminated, this Agreement will continue until the first anniversary of its effective date and thereafter will continue automatically for successive annual periods ending on the anniversary of its effective date, provided such continuance is specifically approved at least annually by the Company in the manner described in Section 13.

       11. All notices and other communications will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or to such other address as either party shall so provide the other.

       12. This Agreement shall be construed in accordance with the internal laws of the State of California without giving effect to principles of conflict of interest.

       13. This Agreement is subject to annual approval by vote of a majority of (i) the Company's Board and (ii) the Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Company or us, by vote cast in person at a meeting called for the purpose of voting such approval. This Agreement is terminable without penalty, on 10 days' notice, by the Company's Board, or, on not less than 90 days' notice, by us. This Agreement will terminate automatically in the event of its assignment (as defined in the Act).

       14. This contract has been executed on behalf of the Company by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this contract shall only be binding upon the assets and property of the relevant Fund, as provided for in the Company's Articles of Incorporation, and shall not be binding upon any Director, officer or shareholder of the Company or Fund individually.

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

       If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

                              Very truly yours,


                              [SHAREHOLDER SERVICING AGENT]

                              By:
                                  ____________________________________
                              Name:
                                    __________________________________
                              Title:
                                    __________________________________

                              By:
                                  ____________________________________
                              Name:
                                    __________________________________
                              Title:
                                    __________________________________

                              Accepted and agreed to:

                              MASTERWORKS FUNDS INC.

                              By:
                                  ____________________________________
                              Name:
                                    __________________________________
                              Title:
                                    __________________________________

                              Dated:
                                    __________________________________

                                  SCHEDULE 1
                                  ----------


                                              Annual Fee as a
                                              Percentage of Average
            Name of Fund                      Daily Net Assets
            --------------------              ---------------------

            Growth Fund.............................  .10%

            Growth Stock Fund.......................  .10%

            Short-Intermediate Term Fund............  .10%

            Asset Allocation Fund...................  .20%

            U.S. Treasury Allocation Fund...........  .20%

            Bond Index Fund.........................  .07%

            S&P 500 Stock Fund......................  .07%

            Money Market Fund.......................  .10%



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